Exhibit 16.1

May 8, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Integrated Surgical Systems, Inc. File No. 1-12471

Ladies and Gentlemen:

     We have read the statements made by Integrated Surgical Systems, Inc., which were provided to us on May 7, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP Most & Company, LLP Independent Registered Public Accounting Firm